Exhibit 10.1

Youku.com Inc.

2006 STOCK OPTION SCHEME

(as amended by the Resolutions of the Board dated March 26th, 2007, June

20th , 2008, December 16, 2009 and September 9, 2010)

Youku.com Inc.

2006 STOCK OPTION SCHEME

1.	DEFINITIONS

1.1	In this Scheme the following expressions shall have the following meanings:

“Adoption Date”	means December 1, 2005 (the date on which this Scheme is adopted by resolution of the Board of Directors of the Company);

“Affiliates”	with regard to a given person, means a person that controls, is controlled by or is under common control with the given person. For purposes of this Scheme, except as otherwise expressly provided, when used with respect to any person, “control” means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “affiliated”, “controlling” and “controlled” have meanings correlative to the foregoing;

“Applicable Law”	means the legal requirements relating to the Scheme under applicable provisions of the corporate, securities , tax and other laws, rules, regulations and government orders, and the rules of any applicable stock exchange or national market system, of any jurisdiction applicable to the Scheme granted to residents therein;

“Auditors”	mean the Auditors as engaged by the Company;

“Brokerage”	means a brokerage service to handle and finance the exercise of Options granted under this Scheme, as maybe designated by the Company for the Optionees;

“Board”	means the board of directors of the Company or a duly authorised committee thereof;

“Company”	Youku.com Inc., a company incorporated under the laws of the Cayman Islands;

“Consulting Relationship”	means, in respect of Options granted to any Optionee, his relationship with the Company under which the Optionee provides advisory, consulting, accounting, legal, ancillary or other counselling services to the Company, whether in written, contractual form or otherwise and whether entered into in his own capacity or under the name and on behalf of his employer entity;

Where such consulting relationship with the Company is entered into in the name, on behalf or for the benefit of the Optionee’s employer entity, “Optionee” as used in the relevant context hereof shall refer to the Optionee’s employer entity, and such terms as “he” or “his” shall be construed accordingly;

“Exercise”	means, in respect of any Option, the act by the Optionee to subscribe the Shares covered by the Option granted to him in accordance with this Scheme;

“Exercisable Date”	means, in respect of any Option, the first date upon which all the conditions listed in Section 7.1 hereof have been satisfied and the Optionee may exercise the relevant part of his Option;

“Grant”	means, in respect of any Option, the incident of such Option being offered to and accepted by the Optionee in accordance with this Scheme;

“Grant Date”	means, in respect of any Option, the date upon which the Option is accepted in accordance with this Scheme;

“Option”	means an option to subscribe for Shares granted pursuant to this Scheme;

“Optionee”	means any employee, officer, director, advisor or consultant of the Company, who accepts the offer of the grant of any Option in accordance with the terms of this Scheme or (where the context so permits) a person entitled to any such Option in consequence of the death of the original person accepting offer of the grant of any Option;

“Option Period”	means, in respect of a particular Option, a period of 10 years commencing from the Grant Date, or such shorter period as the Board may decide at the time of grant, beyond which no Option shall be exercised whatsoever;

“Permitted Transfer”	means the following:

(a) transfer to the Company;

(b) transfer by gift to “immediate family” as that term is defined in SEC Rule 16a-1(e) promulgated under the U.S. Securities Exchange Act of 1934, as amended;

(c) the designation of a beneficiary to receive benefits if the Optionee dies or, if the Optionee has died, transfers to or exercises by the Optionee’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution;

(d) if the Optionee has suffered a disability, permitted transfers or exercises on behalf of the Optionee by the Optionee’s duly authorized legal representative; or

(e) subject to the prior approval of the Board or a director or an executive officer of the Company authorized by the Board, transfer to one or more natural persons who are the Optionee’s family members or entities owned and controlled by the Optionee and/or the Optionee’s family members, including but not limited to trusts or other entities whose beneficiaries or beneficial owners are the Optionee and/or the Optionee’s family members, or to such other persons or entities as may be expressly approved by the Board, pursuant to such conditions and procedures as the Board may establish. Any permitted transfer shall be subject to the condition that the Board receives evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes and on a basis consistent with the Company’s lawful issue of securities.

Notwithstanding the foregoing, any transferee of an Option (except for the Company) shall be bound by the terms and conditions under this Scheme and the related Option grant documents;

“IPO”	means the initial public offering and listing of the Shares of the Company on any internationally recognised stock exchange including without limitation the Stock Exchange of Tokyo, JASDAQ, the Stock Exchange of Hong Kong Limited, the Growth Enterprise Market (GEM) of Hong Kong, the New York Stock Exchange, NASDAQ, and the Singapore Stock Exchange;

“Shares”	means ordinary shares of $0.00001 par value each (or of such other nominal amount as shall result from a sub-division or a consolidation of such shares from time to time) of the Company;

“Scheme”	means, subject to Section 12 hereof, this stock option scheme in its present or any amended form, and where the contexts permit, includes the Letter of Offer, Acceptance Form, Option Certificate, Exercise Notice and Deed of Undertaking of or applicable to the relevant Optionee;

“Subscription Price”	means the total price or, where applicable, unit price per Share at which an Optionee may subscribe Shares upon the exercise of an Option, subject to adjustment as provided in this Scheme;

“Subsidiary”	with respect to any corporation, means a company which is for the time being and from time to time being treated as a subsidiary of that corporation under the generally accepted accounting principles applied by that corporation in the preparation of its financial statements;

“$”and “cents”	means United States dollars and cents respectively; and

“Vesting”	means, in respect of any Option, the satisfaction of the vesting schedules and vesting conditions listed in Section 6 hereof. Related terms like “vest”, “vests” and “vested” shall be construed accordingly.

1.2	Section headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Scheme. References herein to Sections are to Sections of this Scheme. Unless the context requires otherwise, words in the singular shall include the plural and vice versa and references to one gender shall include all genders.

2.	AVAILABLE SHARES

2.1	Number of Shares. The Shares subject to the Scheme are of a maximum aggregate number of 140,441,231 ordinary shares of the Company, par value US$0.00001 each. The maximum number of Shares in respect of which Options may be granted under this Scheme, together with Shares covered by Options unvested, Options vested but unexercised (whether exercisable or un-exercisable) and Options exercised, shall not exceed such number.

2.2	Limitation of Share Numbers. To the extent that any Shares subject to the Scheme expires, or lapses for any reason, any Shares subject to the Scheme again be available for the further grant pursuant to the Scheme. To the extent permitted by the Applicable Law, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form or combination by the Company or any Affiliates of the Company shall not be counted against Shares available for grant pursuant to the Scheme. Shares delivered by the Optionee or withheld by the Company upon the exercise of any Shares under the Scheme, in payment of the exercise price thereof or tax withholding thereon, may again be optioned, granted or warded hereunder, subject to the limitation of Section 2.1.

2.3	Shares Distributed. Any Shares distributed pursuant to the Scheme may consist, in whole or in part, of authorized unissued Shares, treasury shares (subject to applicable law) or Shares purchased on the open market.

3.	ELIGIBILITY AND PARTICIPATION

3.1	Eligibility. Persons eligible to participate in this Scheme may include the following, as may be specially identified by the Board:

(a)	employees and officers of the Company;

(b)	directors of the Company; and

(c)	consultants and advisors of the Company.

3.2	Participation. Subject to the provisions of the Scheme, Board may, from time to time, select from among all eligible individuals, those to whom Shares under the Scheme shall be granted and shall determine the nature and amount of Shares to the granted.

3.3	Jurisdictions. In order to assure the viability of Shares granted to Optionees employed in various jurisdictions, the Board may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom applicable in the jurisdiction in which the Optionee resides or is employed. Moreover, the Board may approve such supplements to, or amendments, restatements, or alternative versions of, the Scheme as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Scheme in effect for any other purpose, provided, however, that no such supplements, amendments, restatements or alternative versions shall increase the share limitation contained in Section 2.1 of the Scheme. Notwithstanding the foregoing, the Board may not take any actions hereunder, and no Shares shall be granted, that would violate any Applicable Laws.

4.	ADMINISTRATION

4.1	Board. The Scheme shall be administrated by the Board.

4.2	Authority of Board. Subject to any specific designation in the Scheme, the Board has the exclusive power, authority and discretion to:

(a)	Designate Optionee;

(b)	Determine the type of each grant of Shares pursuant to the Scheme to the Optionee;

(c)	Determine the number of Shares to be granted;

(d)	Determine the terms and conditions of the grant and allotment of Shares pursuant to the Scheme, including but not limited to, the exercise price, grant price, or purchase price, any restriction or limitations on such Shares, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of the grant of Shares, any schedule for the allotment of Shares or deferral of the allotment of Shares, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on the grant of the Shares, based in each case on such considerations as the Board in its sole discretion determines;

(e)	Determine whether, to what extent, and pursuant to what circumstances the Shares granted pursuant to this Scheme may be settled in, or the exercise price of the Shares may be paid in, cash, Shares, or other property, or the grant of Shares pursuant to this Scheme may be cancelled, forfeited, or surrendered;

(f)	Decide all other matters that must be determined in connection with the grant of Shares pursuant to this scheme;

(g)	Establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer this Scheme;

(h)	Interpret the terms, and any matter arising pursuant to, this Scheme or any agreement to award Shares pursuant to this Scheme; and

(i)	Make all other decisions and determinations that may be required pursuant to this Scheme or as the Board deems necessary or advisable to administer this Scheme.

4.3	Decisions Binding. The Board’s interpretation of the Scheme, any decisions and determinations by the Board related to this Scheme or the grant of Shares pursuant to this Scheme shall be final, binding and conclusive on all parties.

5.	GRANT OF OPTION

5.1	Subscription Price. On and subject to the terms of this Scheme, the Board shall be entitled at any time and from time to time within the Scheme Period to offer to grant to any Optionee as the Board may in its absolute sole discretion select, and subject to such conditions as the Board may think fit, an Option to subscribe for such number of Shares at the Subscription Price as the Board may determine.

5.2	Conditions of Exercise. An offer of the grant of an Option shall be made to an Optionee by letter substantially in the form set out in Schedule A, subject to such modification as the Board may from time to time determine, requiring the Optionee to undertake to hold the Option on the terms on which it is to be granted and to be bound by the provisions of this Scheme and shall remain open for acceptance by the Optionee concerned for a period of seven (7) days from the date upon which it is made.

5.3	Acceptance of Grant. An Option shall be deemed to have been granted and accepted when the Acceptance Form is completed, signed and returned by the Optionee to the Company, in or substantially in the form set out in Schedule B, subject to such modification as the Board may from time to time determine.

5.4	Time of Acceptance. Any offer of the grant of an Option may be accepted in respect of less than the number of Shares in respect of which it is offered. To the extent that the offer of the grant of an Option is not accepted within seven (7) days in the manner indicated in Section 5.3, it shall be deemed to have been irrevocably declined.

5.5	Option Certificate. As soon as possible after the Grant Date, the Board shall issue to the Optionee an Option Certificate substantially in the form of Schedule C, subject to such modification as the Board may from time to time determine.

5.6	Transfer Restriction. An Option, whether vested or not, shall be personal to the Optionee. Except for a Permitted Transfer, neither the Option nor any interest therein may be assignable and no Optionee shall in any way sell, transfer, charge, mortgage, encumber or create any interest in favour of any third party over or in relation to any Option under this Scheme.

6.	VESTING OF OPTION

6.1	Vesting Schedule. Subject to other provisions under this Scheme, in respect of any particular Option, the vesting of the Option shall start from the Grant Date and shall follow the schedule below,

(a)	One-Sixth (1/6) of the Option shall be vested, upon the first (1st) anniversary of the Grant Date;

(b)	One-twelfth (1/12) of the Option shall be vested, upon the last day of each three (3) month of the second (2nd) and third (3rd) year after the Grant Date; and

(c)	One-twenty fourth (1/24) of the Option shall be vested, upon the last day of each three(3) month of the fourth (4th) year after the Grant Date;

for as long as the employment of the Optionee by, membership of the Optionee on the Board of, or Consulting Relationship of the Optionee with the Company, as applicable, continues at the date of vesting without termination, expiry or removal under Section 9 hereof.

6.2	Additional Vesting Schedules. In addition to the vesting schedule provided in Section 6.1 above, the Board may provide additional vesting schedules and vesting conditions in the offer letter to each Optionee, including without limitation performance goals to the achieved and milestone targets to be reached by the Optionee. The acceptance of the Optionee of the offer shall be construed as his acceptance of all the vesting schedules and conditions provided in Section 6.1 and in the offer letter.

7.	EXERCISE OF OPTION

7.1	Exercisable Date. The exercise of any Option shall be subject to the following:

(a)	vesting of the Option under the Scheme in accordance with Section 6 hereof,

(b)	other provisions in respect of exercise of Options under the Scheme or issuance and subscription of Shares in general including without limitation those in Sections 7 (Exercise of Option), 8 (Subscription Price and Payment upon Exercise) and 9 (Treatment of Options in Certain Situations) hereof.

The first date when all of the conditions in this Section 7.1 have been satisfied is referred to as “Exercisable Date”.

7.2	Exercise of Options. An Option may be exercised in whole or in part by the Optionee (or his or her legal personal representatives) in the following manner:

(a)	giving notice in writing to the Company in substantially the form set out in Schedule D (subject to such modification as the Board may from time to time determine) stating that the Option is thereby exercised and the number of Shares in respect of which it is exercised and the form of payment; and

(b)	executing and delivering a Deed of Undertaking to the Company in substantially the form set out in Schedule E (subject to such modification as the Board may from time to time determine).

Each exercise notice must be accompanied by a remittance or, with prior consent by the Board, a verification for payment in favour of the Company for the full amount of the total Subscription Price for the Shares in respect of which the notice is given. Within 28 days after receipt of the notice, the Deed of Undertaking and the remittance or payment verification, the Company shall allot the relevant Shares to the Optionee (or his or her legal personal representatives), credited as fully paid.

7.3	Period for Exercise. An Option shall be exercised within the Option Period, after which the Option shall expire and become null and void and may not be exercised either in whole or in part.

8.	SUBSCRIPTION PRICE AND PAYMENT UPON EXERCISE

8.1	Payment. Upon exercise of the Option, payment for Shares covered by the Option shall be made on the effective date of such exercise in the following forms:

(a)	cash remittance by certified check, bank cashier’s check or wire transfer;

(b)	subject to the approval of the Board, in stock of the Company or of other companies that have been owned by the Optionee for at least 6 months prior to the effective date of exercise and valued at their fair market value on the effective date of such exercise as determined at the discretion of the Board, or partly in stock with the balance in cash remittance;

(c)	other property acceptable to the Board with a fair market value;

(d)	through a Brokerage, if any is made available to the Optionee by the Company and in accordance with Section 8.3 below; or

(e)	any combination of the foregoing Section 8.1 (a) to Section 8.1 (d).

8.2	Brokerage. Where the Optionee is not able to pay for the Subscription Price either adopting payment forms in Section 8.1 (a) to (c) above, for example if the Optionee is a citizen of the People’s Republic of China whose exercise of Option is subject to PRC legal restrictions including without limitation those concerning foreign exchange control, the Optionee may adopt the payment form in Section 8.1 (d), for which purpose the Company may designate a Brokerage to finance and handle the exercise of the Option in one of the following ways:

(a)	where the Shares subscribed upon exercise is permitted to be sold immediately after subscription, the Brokerage shall pay the Subscription Price, and may sell a portion of the Shares subscribed and use the proceeds from such sale to compensate for the Subscription Price that such Brokerage has paid for the Shares subscribed, or

(b)	where the Shares subscribed upon exercise may not be sold immediately after subscription due to restrictions in connection with the IPO on the assign, transfer, sale, mortgage, encumber, creation of third party interest or disposal of the Shares covered by the Options, the Brokerage shall pay the Subscription Price, and may hold the Shares subscribed as collateral for the compensation for the Subscription Price that the Brokerage has paid and deliver the Shares (or sales proceeds thereof where applicable) to the Optionee after the Brokerage has been fully compensated for the Subscription Price that it has paid for the Shares subscribed and other costs and expenses in connection with the brokerage service, either from the cash dividends in respect of the Shares and/or from the cash proceeds upon sale of all or part of the Shares.

In both cases (a) and (b) above the Optionee may opt for receipt of the net amount of Shares in stock and/or in cash after deduction of the Subscription Price and the costs and expenses for the brokerage service.

The illustration of subscription for Shares using brokerage service in (a) and (b) above are for reference only and is not intended to serve as a definitive or exclusive method by which the subscription of Shares may be structured using brokerage services. The specific method for the subscription of Shares are ultimately subject to the agreement between the Brokerage and the Optionee.

9.	TREATMENT OF OPTIONS IN CERTAIN SITUATIONS

9.1	With respect to an Optionee who is an employee (including any officer) of the Company, subject to other provisions in this Scheme,

(a)	in the event of the termination of the employment of the Optionee with the Company for any reason other than his death, disability or retirement or for cause, then

(i)	Options granted to such Optionee, to the extent that they were vested at the time of such termination, shall be exercised by such Optionee within ninety (90) days following the termination of his/her employment. The Company, however, can extend this ninety (90) day period for selected Optionees as needed, and Options granted to such Optionee, to the extent they were not vested at the time of such termination, shall expire and become null and void at the close of business on the date of such termination, unless at the time of such termination the Optionee has continuing membership on the Board of the Company or continuing Consulting Relationship with the Company in which case(s) none of the provisions in this Section 9.1(a) shall apply;

(b)	in the event that the employment of the Optionee with the Company shall terminate on account of the death, disability or retirement (at the official PRC retirement age) of the Optionee and not for cause, then

(i)	Options granted to such Optionee, to the extent that they were vested at the time of such termination or would have become vested had his employment continued for another one (1) year after such termination, shall remain vested or become vested for his or, where applicable, for the benefit of his estate or beneficiary until the expiry of the Option Period, and

(ii)	Options granted to such Optionee, to the extent they are not vested at the time of such termination and would not become vested had his employment continued for another one (1) year after such termination, shall expire and become null and void upon such termination.

(c)	In the event of the termination of an Optionee’s employment on any ground

(i)	that he has been guilty of wilful misconduct or gross negligence, or has been convicted of any criminal offence involving his integrity or honesty;

(ii)	that he has committed an act of bankruptcy or has become insolvent or has made any arrangement or composition with his creditors generally;

(iii)	on which an employer would be entitled to terminate his employment for cause pursuant to any applicable laws or provided in the Optionee’s service or employment contract, but excluding termination of the service or employment contract without cause by giving of notice or for expiry of the service or employment contract; or

(iv)	that he voluntarily resigns from the Company by notice or departs from the Company without notice, in each case without the prior written consent by the Company or completion of requisite procedures for such resignation/departure, then all outstanding Options granted to such Optionee, to the extent not exercised, shall expire and become null and void at the close of business on the date of such termination of his employment.

For purpose of this Section 9.1 (c), a resolution of the Board of the Company to the effect that the employment of the Optionee has or has not been terminated on one or more of the grounds specified in this Section 9.1 (c) shall be conclusive in the absence of manifest error.

9.2	With respect to an Optionee as a Director of the Company and not as an employee of the Company, subject to provisions elsewhere in this Scheme,

(a)	in the event that the Optionee’s membership on the Board of Directors is terminated because the Optionee resigns from the Board (as consented by the shareholder(s) entitled to appoint the Optionee as Director and the Company) or fails to seek re-election to the Board other than on account of his disability or death or for cause, then

(i)	Options granted to such Optionee, to the extent that they were vested at the time of such termination shall remain vested until the expiry of the Option Period, and

(ii)	Options granted to such Optionee, to the extent they were not vested at the time of such termination, shall expire and become null and void at the close of business on the date of such termination, unless at the time of such termination the Optionee has continuing employment or continuing Consulting Relationship with the Company in which case(s) none of the provisions in this Section 9.2(a) shall apply;

(b)	in the event that the Optionee’s membership on the Board of Directors is terminated because of his death or disability and other than for cause, then

(i)	Options granted to such Optionee, to the extent that they were vested at the time of such termination or would have become vested had his membership on the Board continued for another one (1) year of such termination, shall remain vested or become vested for himself or, where applicable, for the benefit of his estate or beneficiary, until the expiry of the Option Period, and

(ii)	Options granted to such Optionee, to the extent they are not vested at the time of such termination and would not become vested had his membership continued for another one (1) year of such termination, shall expire and become null and void upon such termination.

(c)	In the event that the Optionee is removed from the Board by the shareholders of the Company for any reason including without limitation on the grounds:

(i)	that he has been guilty of willful misconduct or gross negligence, or has been convicted of any criminal offence involving his integrity or honesty;

(ii)	that he has committed an act of bankruptcy or has become insolvent or has made any arrangement or composition with his creditors generally,

(iii)	on which one or more shareholders would be entitled to terminate his membership on the Board employment for cause pursuant to any applicable laws or provided in the by-laws or internal directives of the Company, including without limitation his breach of duty of loyalty and duty of care in discharging his duty as a Director, but excluding termination of the membership without cause by giving of notice or for expiry of his membership term on the Board, or

(iv)	that he voluntarily resigns from the Board with notice or depart from his duty on the Board without notice, in each case without prior written consent of the Company and the shareholders entitled to the designation of the Optionee as a Director or completion of requisite procedures for such resignation/departure, then all outstanding Options granted to such Director, to the extent not exercised, shall expire and become null and void at the close of business on the date of such removal.

For purpose of this Section 9.2 (c), the decision by the one or more shareholders entitled to remove the Optionee from the Board as to whether such removal is justified on the grounds including without limitation those specified in this 9.2 (c), shall be conclusive in the absence of manifest error.

(d)	For purpose of this Section 9.2, for avoidance of the conflict of interest, the Optionee shall excuse himself from the Board, and such Optionee shall be excused by the rest of the Board, from any decision regarding the treatment of the Options granted to him.

9.3	With respect to an Optionee as an outside consultant (including advisor, counsel, specialist or the like) and not as an employee or Director of the Company, unless otherwise decided at the sole discretion by the Board of the Company and subject to other provisions of this Scheme:

(a)	in the event that the Optionee’s Consulting Relationship with the Company expires without renewal or is terminated for any reason other than specified in Section 9.3(b) and (c) below, then

(i)	Options granted to such Optionee, to the extent that they were vested at the time of such expiry or termination, shall remain vested until the expiry of the Option Period, and

(ii)	Options granted to such Optionee, to the extent that they were not vested at the time of such termination, shall expire and become null and void at the close of business on the date of such expiry or termination, unless at the time of such termination the Optionee has continuing employment with the Company or continuing membership on the Board of the Company in which case(s) none of the provisions in this Section 9.3 (a) shall apply;

(b)	in the event that the Optionee’s Consulting Relationship with the Company is terminated because of the Optionee’s disability, death, or loss of competence, capacity, qualification, permission or approval that are necessary for the full discharge of the Optionee’s obligations under the Consulting Relationship with the Company, or due to Force Majeure, in each instance without any of the situation in Section 9.3 (c) below, and except where the maintenance of such competence, capacity, qualification, permission or approval is the obligation of such Optionee under his Consulting Relationship with the Company, then

(i)	Options granted to such Optionee, to the extent that they were vested at the time of termination or would have become vested had the Consulting Relationship with the Company continued for another one (1) year of such termination, shall remain vested or become vested for himself or, where applicable, for the benefit of his estate or beneficiary, until the expiry of the Option Period, and

(ii)	Options granted to such Optionee, to the extent they are not vested at the time of termination and would not become vested had his Consulting Relationship with the Company continued for another one (1) year of such termination, shall expire and become null and void upon such termination.

(c)	In the event that the Consulting Relationship of the Optionee with the Company is either voluntarily terminated by the Optionee without prior consent of the Company or terminated by the Company on one or more of the following grounds:

(i)	that he has committed wilful misconduct or gross negligence, or has been convicted of any criminal offence involving his integrity or honesty;

(ii)	that he has committed an act of bankruptcy or has become insolvent or has made any arrangement or composition with his creditors generally; or

(iii)	on which the Company would be entitled to terminate the Consulting Relationship pursuant to any applicable laws or as provided in the contract or other documents governing such Consulting Relationship, including without limitation his material breach of, failure to discharge his obligation under, or other default of his contract with the Company in connection with the Consulting Relationship;

then all outstanding Options granted to such Optionee, to the extent not exercised, shall expire and become null and void at the close of business on the date of such termination.

For purpose of this Section 9.3 (c), unless otherwise provided in the agreement governing the Consulting Relationship, the decision by the Company as to whether such termination is justified on the grounds including without limitation those specified in this 9.3 (c) shall be conclusive in the absence of manifest error.

9.4	Notwithstanding anything to the contrary in this Scheme or in the offer letter of the Option at the time of grant, and regardless of the status of the relationship between the Optoinee and the Company, in the event where the Optionee:

(a)	has committed any fraudulence or deceit or satisfaction of vesting schedule or vesting conditions, or on the payment of subscription price in full,

(b)	has breached Section 5.6 hereof regarding restrictions on transfer of Options, or

(c)	has failed to perform, observe or comply with fully and in a timely manner any undertakings, obligations, agreements, conditions, or arrangements in relation to confidentiality, non-solicitation, non-competition or of similar nature, whether before or after termination of his employment by, membership on the Board of, or Consulting Relationship with the Company in accordance with their respective terms, regardless of whether or not such undertakings, obligations, agreements, conditions, or arrangements has been voided, avoided or rendered unenforceable in any way or to any extent, then all outstanding Options granted to such Optionee, to the extent not exercised, shall expire and become null and void immediately upon finding of such incidents in (a) (b) and (c) above, for which purpose the decision by the Board (in the case of the Optionee as an employee of the Company) or the entitled shareholders (in the case of the Optionee as a Director of the Company) or otherwise by the Company (in the case of the Optionee as a consultant of the Company) shall be conclusively final and binding.

10.	REORGANISATION OF CAPITAL STRUCTURE

In the event of any alteration in the capital structure of the Company whilst any Option remains outstanding (whether vested or unvested, exercisable or unexercisable), whether by way of capitalisation of profits or reserves, rights issue, consolidation, subdivision or reduction of the share capital of the Company (other than an issue of Shares as consideration in respect of a transaction to which the Company is a party), such corresponding alterations (if any) shall be made in:

i.	the number of Shares subject to the Option so far as unexercised;

ii.	the Subscription Price; and/or

iii.	the vesting conditions and method of exercise of the Option,

as the Auditors shall certify in writing to the Board to be in their opinion fair and reasonable, provided that any alteration shall be made on the basis that the proportion of the issued share capital of the Company to which a Optionee is entitled after such alteration shall remain the same as that to which he was entitled before such alteration, but so that no such alteration shall be made the effect of which would be to enable any Share to be issued at less than its par value. The capacity of the Auditors in this Section 10 is that of experts and not of arbitrators and their certification shall be for reference by the Board.

11.	RIGHTS AS A SHAREHOLDER; RESTRICTION ON SHARE TRANSFER

11.1	Rights as Shareholders. The Shares to be allotted upon the exercise of an Option will be subject to all the provisions of the Memorandum and Articles of Association of the Company for the time being in force and will rank pari passu with the fully paid Shares in issue on the date of allotment and accordingly will entitle the holders to all rights, powers, interests or benefits including without limitation participation in all dividends or other distributions paid or made on or after the date of allotment other than any dividend or other distribution previously declared or recommended or resolved to be paid or made with respect to a record date which shall be before the date of allotment.

11.2	Restriction on Share Transfer. Without prejudice to any restrictions on the transfer of Shares as may from time to time be contained in the Memorandum and Articles of Association of the Company and subject to Section 5.6 of this Scheme, the Optionee shall not sell, transfer, charge, mortgage, encumber or create any interest in favour of any third party over or in relation to any Shares that may be allotted to him pursuant to the exercise of an Option without the prior written approval of the Board, and the Board may approve or disapprove any such sale, transfer, change, mortgage, encumbrance or creation of interest at its sole and absolute discretion without assigning any reason therefor.

12.	ALTERATION AND TERMINATION OF THIS SCHEME

12.1	Alteration. Subject to Section 12.2, this Scheme may be altered in any respect by resolution of the Board except that the provisions of this Scheme as to

(a)	the definitions of “Optionee”, “Vesting”, “Option Period” and “Scheme Period” and

(b)	provisions hereunder concerning procedures of offer and acceptance of Options, vesting and exercise of Options, determination of Subscription Price, treatment of options in certain situations, maximum number of shares available for Options under this Scheme, and reorganisation of the capital structure of the Company, shall not be altered to the advantage of Optionees or prospective Optionees except with the prior sanction of an ordinary resolution of the shareholders of the Company.

12.2	Alternation for IPO. Notwithstanding anything herein contained, in the event of a IPO of the Company, this Scheme may be altered by an ordinary resolution of the shareholders of the Company as necessary for this Scheme to comply with the rules, requirements or requests of the government authority, stock exchange, underwriter or transacting parties involved in or in relation to the IPO provided that no such alternation shall deprive or reduce the rights, benefits and entitlements of the Optionees in respect of Options granted (whether vested or unvested, exercisable or unexercisable) without compensation to be certified by the Auditors in writing to the Company to be in their opinion fair and reasonable. The capacity of the Auditors for the said purpose is that of experts and not of arbitrators and their certification shall be for the reference by the Board.

12.3	Termination. Without prejudice to other provisions in this Scheme, the Company by an ordinary resolution of the shareholders or the Board may at any time terminate the operation of this Scheme before the expiry of the Scheme Period and in such event no further Options will be offered but the provisions of this Scheme shall remain in force in all other respects.

13	COSTS AND EXPENSES; TAXES

13.1	The costs and expenses in connection with the general establishment and administration of this Scheme shall be borne by the Company.

13.2	Notwithstanding the foregoing, all costs, expenses, fees, taxes, levies or charges in connection with the exercise of the Option granted to an Optionee and the sale of Shares covered by such Option shall be borne by the Optionee. For such purpose, the Company reserves the absolute right, and the Optionee shall give irrevocable authorization to the Company upon acceptance of the Option for the Company, to take any necessary actions, including without limitation deduction, withholding, offsetting or retaining of appropriate amount from the value of the Shares issued to the Optionee under the Scheme, in order for the payment of any such costs, expenses, fees, taxes, levies or charges, or to otherwise comply with relevant statutory or administrative requirements.

14	DISPUTE RESOLUTION; GOVERNING LAW

14.1	Arbitration. Any dispute arising in connection with this Scheme and any Options granted hereunder shall be referred to the decision of China International Economic and Trade Arbitration Commission (“CIETAC”) in Beijing in accordance with its arbitration rules.

14.2	Governing Law. This Scheme and all Options granted hereunder shall be governed by and construed in accordance with the laws of New York State.

15.	DISCLAIMERS

15.1	An Optionee, solely in his capacity as Optionee, shall not be entitled to receive copies of any notices and other documents sent by the Company to holders of Shares.

15.2	Any notice or other communication between the Company and a Optionee may be given by sending the same by prepaid post or by personal delivery to, in the case of the Company, 5th Floor, Sinosteel Plaza, 8 Haidian Street, Haidian District, Beijing, China, 100080 or as notified to the Optionees from time to time and, in the case of the Optionee, his address as last maintained in his personnel record with the Company.

15.3	Any notice or other communication served by post:

(a)	by the Company shall be deemed to have been served 48 hours after the same was put in the post; and

(b)	by the Optionee shall not be deemed to have been received until the same have actually been received by the Company.

15.4	An Optionee shall be responsible for obtaining any governmental or other official consent that may be required by any country or jurisdiction in order to permit the grant or exercise of the Option. Unless otherwise agreed by the Board, the Company shall not be responsible for any failure by an Optionee to obtain any such consent or for any tax or other liability to which an Optionee may become subject as a result of his or her participation in this Scheme, all of which shall be the sole responsibility of the Optionee.

15.5	Participation in this Scheme by an Optionee shall be a matter entirely separate from any pension right or entitlement he may have and from his terms or conditions of employment by, membership on the Board of or Consulting Relationship with the Company. In particular (but without limiting the generality of the foregoing) any Optionee or Optionee who terminates his relationship with the Company for any reason whatsoever shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under this Scheme which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or breach of contract or by way of compensation for loss of office or otherwise howsoever.

15.6	Nothing contained in this Scheme shall confer upon any Optionee any right with respect to the continuation of his employment by, membership on the Board of or Consulting Relationship with the Company or interfere in any way with the right of the Company at any time to terminate such relationship or to increase or decrease the compensation of the Optionee.

15.7	No person, whether as a current, past or prospective employee, officer, Director, consultant or advisor shall have any claim or right to receive Options under this Scheme. The Board’s granting of an Option to an Optionee at any time shall neither require the Board to grant to such Optionee or any other person at any time nor preclude the Board from making subsequent grants to such Optionee or any other person.

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SCHEDULE A

LETTER OF OFFER

[Optionee’s Name and Position]	PRIVATE AND CONFIDENTIAL
[Optionee’s Address]

[Date]

Dear [Optionee’s Name],

The Board of Directors of Youku.com Inc. (the “Company”) would like to invite you to participate in the 2006 Stock Option Scheme of the Company (the “Scheme”). The terms used in this letter shall have the same meaning given to them in the Scheme and the rules of construction contained in the Scheme shall apply to this Letter of Offer.

Accordingly, an offer is hereby made to grant you an Option to subscribe for and be allotted [  ] Shares of US$0.00001 par value each in the capital of the Company at the Subscription Price of US$ [  ] per Share. The Option shall be subject to the terms and conditions of this Letter of Offer and the Scheme (as the same may be amended from time to time pursuant to the terms and conditions of the Scheme), a copy of which is enclosed herewith.

The Option Period shall be [  ] and the Option may be exercised during the Option Period in accordance with the vesting schedule and vesting conditions as prescribed in the here below and subject to other provision in the Scheme:

No. of Shares Vested	Vesting Schedule	Vesting Conditions

The Option is personal to you and may not be sold, mortgaged, transferred, charged, assigned, pledged or otherwise disposed of, or encumbered in whole or in part or in any way whatsoever without prior written consent by the Company.

If you wish to accept the offer, please sign and return the enclosed Acceptance Form not later than              a.m./p.m. on                                  failing which this offer will forthwith lapse.

Yours faithfully

For and on behalf of

Youku.com Inc.

Name: Victor Koo
Designation:

SCHEDULE B

ACCEPTANCE FORM

To:	Board of Directors

Youku.com Inc.

Dear Sir,

I have read your Letter of Offer dated [  ] (the “Offer Date”) and agree to be bound by the terms and conditions thereof and of the 2006 Stock Option Scheme (the “Scheme”) of Youku.com Inc. (the “Company”) enclosed therewith. The terms used in this Acceptance Form shall have the same meaning given to them in the Scheme and the rules of construction contained in the Scheme shall apply to this Acceptance Form. I confirm that my acceptance of the Option will not result in the contravention of any applicable law or regulation in relation to the ownership of Shares in the Company or Options to subscribe for such Shares.

I hereby accept the Option to subscribe for [  ] Shares of US$0.00001 par value each in the capital of the Company at the Subscription Price of US$ [  ] per Share. I hereby further acknowledge that you have not made any representation or warranty or given me any expectation of new or continued employment by, membership on the Board of or Consulting Relationship with the Company, whichever is applicable, to induce me to accept the offer and that the terms of the Letter of Offer and this Acceptance Form constitute the entire agreement between us relating to the offer.

I agree to keep all information pertaining to the grant of the Option to me confidential.

Any action taken or decision made by the Company, the Board, or its delegates arising out of or in connection with the construction, administration, interpretation or effect of the Scheme or this Acceptance Form shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on me. By accepting this grant or other benefit under the Scheme, I shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken under the Scheme by the Company, the Board or its delegates.

I acknowledge: (i) that the Scheme is discretionary in nature and may be suspended or terminated by the Company at any time; (ii) that the grant of the Options under the Scheme is a one-time benefit which does not create any contractual or other right to receive future grants of Options, or benefits in lieu of options; (iii) that all determinations with respect to any such future grants, including, but not limited to, the times when rights shall be granted, the Subscription Price, and the time or times when each right shall be exercisable, will be at the sole discretion of the Company; (iv) that my participation in the Scheme is voluntary; (v) that the value of the Option is an extraordinary item of compensation which is outside the scope of my employment by, membership on the Board of or Consulting Relationship with the Company, whichever is applicable; (vi) that the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (vii) that the right to purchase Shares ceases upon termination of employment by, membership on the Board of or Consulting Relationship with the Company and other situations described in the Scheme and in the offer letter to him, whichever is applicable, for any reason except as may otherwise be explicitly provided in the Scheme or in the offer letter; (viii) that the future value of the Shares purchased under the Scheme is unknown and cannot be predicted with certainty; and (ix) that if the underlying Shares do not increase in value, the Option will have no value.

As a condition of the grant of the Option, I consent to the collection, use and transfer of personal data as described in this paragraph. I understand that the Company would hold certain personal information about me, including but not limited to my name, home address and telephone number, date of birth, identification document number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding in my favour, for the purpose of managing and administering the Scheme (“Data”). I further understand that the Company will transfer Data amongst themselves for purposes of implementation, administration and management of my participation in the Scheme, and the Company may each further transfer Data to any third parties assisting the implementation, administration and management of the Scheme and who has a duty of confidentiality to the Company. I understand that these recipients may be located in Beijing or other overseas places. I authorise them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing our participation in the Scheme, as may be required for the administration of the Scheme and/or the subsequent holding of Shares on my behalf. I understand that I may, at any time, view Data, require any necessary and accurate amendments to it or withdraw the consent herein in writing by contacting the designated officer of the Company I understand that if I withdraw the consent herein the Company is entitled to terminate my participation in the Scheme.

PLEASE PRINT IN BLOCK LETTERS

Name in full	:

Designation	:

Address	:

Nationality	:

Passport (or ID) No.	:

Signature	:

Date	:

Notes:

This Acceptance Form must be forwarded to the Company in an envelope marked “Private and Confidential”.

SCHEDULE C

STOCK OPTION CERTIFICATE (THE “CERTIFICATE”)

of

Youku.com Inc. (the “Company”)

for the benefit of

[name of the Optionee] (the “Optionee”)

OPTION CERTIFICATE NUMBER

[    ]

DATE OF GRANT

[    ]

NUMBER OF ORDINARY SHARES, AT US$ 0.00001 PAR VALUE EACH

[    ]

SUBSCRIPTION PRICE PER ORDINARY SHARE

[    ]

THIS IS TO CERTIFY that, on the date shown above, the under-mentioned was granted, subject to and with the benefit of the rules of the Company’s 2006 Stock Option Scheme (the “Scheme”), an option to acquire at the price shown above the number of ordinary shares in the Company, subject to the Memorandum and Articles of Association of the Company (the “Option”). The Option is personal to the Optionee named in this Certificate and may not be transferred, assigned or charged without the prior written consent of the Company.

This Option may be exercised (a) subject to the vesting schedule and vesting conditions as set out in the Option; and (b) subject to and within the vesting schedule and other terms and conditions specified in the Scheme by completing the notice in the form as Schedule D attached to the Scheme and sending or delivering it to [name of the Optionee] at the address below.

Name of the Optionee

[            ]

THE COMMON SEAL of Youku.com Inc.

Was affixed in the presence of:

[Director]

[Secretary]

THIS CERTIFICATE IS IMPORTANT AND SHOULD BE KEPT IN A SAFE PLACE AS IT WILL BE REQURESTED UPON YOUR EXERCISE OF THE OPTION

SCHEDULE D

NOTICE OF EXERCISE

The Board of Directors

Youku.com Inc.

                                 ,

Cayman Islands

Attn: Company Secretary

Dear Sir,

Re:	Exercise of Stock Option

I, [  ](Name), hereby exercise [all] [part] of my Option in the Youku.com Inc. (the “Company”) Stock Option Scheme (the “Scheme”) and enclose my remittance for the aggregate Subscription Price for the relevant Shares as follows:

Number of Shares subject
to Option granted :

Number of Shares subscribed for:

Subscription Price:	US$
(per Share)

Subscription Price:	US$
(total)

Payment Form:	( )	Cash remittance
	( )	Cashless subscription (through Brokerage)
	( )	Stock swap
	( )	Property

I enclose for your record a Deed of Undertaking in the prescribed form and a remittance or (as consented by the Board) a verification for payment.

Signature of Optionee	Date

SCHEDULE E

DEED OF UNDERTAKING

THIS DEED OF UNDERTAKING is made this [  ] day of [  ]

BY [  ], holder of [  ] (Passport No. [  ] Personal Identification Number [  ]) (the “Optionee”) IN FAVOUR OF Youku.com Inc., a company incorporated under the laws of the Cayman Islands (the “Company”).

WHEREAS the Company has established the Scheme and has granted Option to the Optionee. It is a condition for the Optionee exercising the Option to execute and deliver this Deed in favour of the Company.

NOW THIS DEED WITNESSES as follows:

1.	Interpretation

Unless the context requires otherwise,

(a)	“Scheme” means the stock option scheme of the Company adopted by resolution of the Board of the Company on December 1, 2005, in its present or any amended form;

(b)	the terms used in this Deed shall have the same meaning given to them in the Scheme; and

(c)	the rules of construction contained in the Scheme shall apply to this Deed.

2.	Undertaking

The Optionee hereby unconditionally and irrevocably undertakes and covenants to the Company that the Optionee will:

(a)	at the cost of the Company, take all necessary actions, do all necessary things and execute all necessary documents as the Company may from time to time require for the preparation, implementation and execution of any plan or scheme for a IPO, including but not limited to transferring any or all Shares owned by or registered in the name of the Optionee to another entity in exchange for the securities of that entity which are or may become listed securities through the IPO;

(b)	agree to and accept such terms and conditions for the IPO as the Board of Directors of the Company may approve, including but not limited to the price for the issue or sale of the Shares or securities resulting from the IPO and the number of Shares or securities to be issued or sold; and

(c)	without limiting the generality of Paragraph (b) above, agree to and comply with such restriction on disposal of the Shares or securities resulting from the IPO as the exchange (on which the Shares or resulting securities will be listed) or the financial advisor, sponsor or underwriters of the IPO may require.

3.	Authorization

The Optionee hereby unconditionally and irrevocably authorizes the Company to take all necessary actions, do all necessary things and execute all necessary documents and deeds as the Company shall think fit in the name and on behalf of the Optionee to fulfill the obligations of the Optionee under this Deed in the event that the Optionee fails to perform any such obligations fully and punctually.

4.	Term

This Deed shall commence from the date hereof and shall remain in full force and effect until completion of the IPO of the Company.

5.	Binding Effect

This Deed shall be binding on the personal representative of the Optionee.

6.	General

Sections Dispute Resolution, Governing Law and Disclaimers of the Scheme shall apply to this Deed mutatis mutandis.

IN WITNESS the Optionee has executed this Deed the day and year first above written.

SIGNED SEALED and DELIVERED	)
by	)
In the presence of:	)